Exhibit G


                               PROJECT SILLS
                            OPERATING AGREEMENT
                            SUMMARY TERM SHEET


MEMBERSHIP                    Appaloosa   Management  L.P.   ("Appaloosa"),
                              Franklin Mutual Advisers,  LLC  ("Franklin"),
                              Formation  Capital,   LLC  ("Formation")  and
                              Eureka  Capital  Markets,  LLC ("Eureka") and
                              collectively, (the "Members") have determined
                              to work  together with the intent to effect a
                              transaction   whereby   they  would   acquire
                              control of not less than 80% of the shares of Sills Enterprises, Inc. ("Sills") or its real estate assets and SNF operations.

                              The acquisition will be made through a newly formed Delaware limited liability company ("Newco"), which will be funded through equity contributed by Appaloosa, Franklin and Formation. In addition, Formation and Eureka will contribute 50% of the financial advisory fee (see Fees and Expenses) to Newco as Class A equity.

EQUITY CONTRIBUTION           Appaloosa will make an equity contribution to
                              Newco equal to $150  million.  Franklin  will
                              make an equity contribution to Newco equal to
                              $175 million.  Formation  will make an equity
                              contribution  to Newco equal to $50  million.
                              The  remaining  equity  will be raised by the
                              Members as  necessary.  All of the Members of
                              Newco contributing capital will receive Class
                              A  Membership  Interests  in return for their
                              capital contributions. The obligation of each
                              Member  to  fund  their  equity  contribution
                              would be conditioned upon mutual agreement of
                              the Members as to all  economic  terms of the
                              transaction,   Newco   receiving   offers  to
                              purchase not less than 80% of the shares of Sills, the successful conclusion of a merger agreement or such other transaction as the Members find acceptable.

                              Any Member who owns shares of Sills prior to the commencement of the tender offer or merger shall contribute such shares to Newco as part of such Member's equity contribution at the offer price or merger consideration.

RESTRUCTURING TRANSACTIONS    Sills  will  undertake   such   restructuring
                              transactions as will be mutually agreed upon by the Members.

PURCHASES IN ADVANCE
OF TENDER OR MERGER           The Members  will  disclose to each other all
                              purchases  of  shares  in Sills  prior to the
                              date of this Term Sheet made by such  parties
                              or any other  person that is an investor  in,
                              member  of  or  that   could   otherwise   be
                              aggregated  with such person  under SEC rules
                              (collectively, the "Purchasing Persons"). All
                              future   purchases  of  shares  in  Sills  to
                              establish a position shall be coordinated through Eureka.

CAPITAL DISTRIBUTIONS         The real estate entity will  distribute  cash
                              to the Members monthly to the extent that such cash is available for distribution after satisfying (i) any outstanding payments due on or under each of the debt financings; and
                              (ii) any outstanding payments due under the Asset Management Agreement as defined below.

CLASS A PREFERRED RETURN      The Class A Members  shall  receive an annual
                              cumulative preferred return of 10% on their outstanding capital contributions.

CARRIED INTEREST              Newco  will  enter  into an Asset  Management
                              contract with Formation.  Further, there will
                              be the  issuance of Class B shares which will
                              provide  for a "carried  interest"  or profit
                              override.  Both agreements will be negotiated
                              and documented prior to closing.  The Carried
                              Interest  will be equal to 16% of the  Return
                              on Capital following the payment to the Class
                              A  Members  of the Class A  Preferred  Return
                              plus  Return  of  Capital  (and  25%  of  the
                              returns   once  the  Class  A  Members   have
                              received  a 40%  Return on Capital as defined
                              below).   The   Carried   Interest   will  be
                              distributed   in   the   following    manner:
                              Formation will receive 13.5%, and Eureka will receive 2.5% up to a 40% Return on Capital to Class A Members and thereafter, Formation will receive 18.375% and Eureka will receive
                              6.625%.

RETURN OF CAPITAL             Members shall be entitled to receive a return
                              of their capital upon the happening of a capital event such as a refinancing or a sale of substantially all of the real estate properties.

RETURN ON CAPITAL             Return on Capital  shall be  measured  as the
                              cash on cash return  received by Members.  If
                              Members receive shares in a public entity, the Return on Capital shall be measured as the six month weighted average trading value of the shares less a 10% discount following any lock-up period.

MOST FAVORED NATIONS
PROVISION                     Class  A  Members  agree  that  they  will be
                              treated  equally from a financial  standpoint
                              except as agreed to in this Term  Sheet.  Any
                              and all "Side Operating  Agreements"  between
                              Formation  and any Class A Member(s)  as well
                              as   agreements   between   Class  A  Members
                              themselves, will be fully disclosed.

ASSET MANAGEMENT FEE          Pursuant  to one  or  more  asset  management
                              agreements,     Formation    Capital    Asset
                              Management,  LLC,  or its  designee  ("FCAM")
                              will be paid an asset management fee equal to
                              $15,000   per   facility   per   annum   plus
                              reasonable   reimbursement   of  third  party
                              expenses less $500,000. Third party expenses will be approved by the Management Committee.
                              $500,000 per annum for general financial and legal advisory services to Newco will be retained by Newco and expended pursuant to the direction of the Management Committee. To the extent the amounts expended by Newco for financial and legal advisory are less than $500,000 per annum, the difference will be remitted to Formation.

FEES AND EXPENSES             Prior to  closing,  Appaloosa,  Franklin  and
                              Formation  will pay all  reasonable  fees and
                              expenses relating to the acquisition of Sills
                              to  unaffiliated  third  parties in an amount
                              not  to  exceed  $7.0  million  ("Pre-Closing
                              Fees")   in   proportion   to  their   equity
                              contribution,  provided however,  approval of
                              such  Pre-Closing  Fees shall be  required by
                              the Members prior to occurrence.  At closing,
                              all  fees  and  expenses  will  be  borne  by
                              Appaloosa,    Franklin   and   Formation   in
                              proportion  to  their  equity  contributions.
                              Projected fees and expenses are scheduled on Exhibit A. Pre-Closing Fees incurred by Class
                              A Members will be credited as a capital contribution to Newco.

                              Upon closing, a Financial Advisory fee equal to the lesser of $8.2 million or 0.5% of Total Consideration whereby Total Consideration shall be defined as the cash paid for not less than 80% of the shares of Sills or its real estate assets and SNF operations reduced by the value of any operations or subsidiaries "spun off" to or returned to shareholders of Sills. The Financial Advisory fee will be distributed in the following manner: Formation will receive 37.5% and Eureka will receive 50%. The remaining 12.5% of the Financial Advisory fee will be retained by Newco for general working capital. A minimum of 50% of the financial advisory fees received by Formation and Eureka shall be contributed by Formation and Eureka to Newco in return for Class A Membership Interests.

BREAK-UP FEE                  To the  extent  the  Members  enter  into  an
                              agreement   with  Sills   whereby   they  are
                              entitled to a Break-Up Fee, such fee will first be applied to pay or reimburse the Class A Members pro rata for Pre-Closing Fees and after payment of all such fees and expenses in full, 70% will be distributed to the Class A Members in proportion to their equity contribution. The remaining 30% will be distributed 15% to Eureka and 15% to Formation.

MANAGEMENT COMMITTEE          The Management  Committee will initially have
                              six   members.   Appaloosa,    Franklin   and
                              Formation  will each appoint two members.  To
                              the extent  substantial  additional equity is
                              contributed  to Newco by a party  other  than
                              the  Members,  a  maximum  of one  additional
                              member may be  designated  to the  Management
                              Committee   provided   Members  approve  such
                              designation.   Four  votes  will   constitute
                              voting control over those corporate actions referred to the Management Committee for approval, which shall include, but not be limited to:

                              (i)     acquisitions or disposals of assets;
                              (ii)    filing for bankruptcy protection;
                              (iii)   dissolution of Newco;
                              (iv)    appointment of a receiver;
                              (v)     merger of Newco with or into  another
                                      Person;
                              (vi)    leasing or renting any property;
                              (vii)   changes  in   capitalization  or  the
                                      rights relative to various classes of
                                      shares;
                              (viii)  admission of new members;
                              (ix)    debt incurrence;
                              (x) changes in the composition of the Management Committee;
                              (xi)    material   modification  of  business
                                      plans or budgets;
                              (xii) approval of key management employment contracts,
                              (xiii)  certain   provisions   for  an   exit
                                      covering   the  sale  or  an  initial
                                      public offering of shares of Newco,
                              (xiv) material contracts with affiliates of any Member; and
                              (xv)    changes to the operating agreement.

                              Formation Capital or its designee shall serve as the Manager of Newco and shall have authority to control all day-to-day decisions of Newco other than matters referred to the Management Committee.

REMOVAL OF ASSET MANAGER      FCAM may be  removed at any time as the Asset
                              Manager by a vote of Members representing 51%
                              of the capital of Newco.  Under a "For Cause"
                              termination, defined as (i) gross negligence,
                              willful  misconduct  or fraud of FCAM or (ii)
                              insolvency,   involuntary  reorganization  or
                              bankruptcy  of  FCAM  or  Newco,   FCAM  will
                              disgorge its Class B shares.

                              Formation agrees that they will not resign as Asset Manager without the consent of 75% of the Class A Members. In the event of such a voluntary resignation Formation will forfeit their Class B shares.

                              In the event of a termination other than "For Cause" Newco shall pay FCAM a Termination Fee equal to six months' asset management fees. In the event of a "For Cause" termination, Formation would not be entitled to a Termination Fee.

                              In the event there is a liquidity occurrence including, but not limited to a public offering, refinancing or sale of substantially all of the real estate properties at any time, FCAM may be terminated without cause and will not be entitled to a termination fee and further, no party will be entitled to an asset management fee unless and until agreed to by the board of directors of the public company.

EXCLUSIVITY                   Pursuant to a Confidentiality,
                              Non-Circumvention and Exclusivity Agreement, the parties shall represent and warrant that there is no existing agreement, understanding, letter of intent or other commitment or arrangement of any kind between such party and any other person, concerning the acquisition of the shares or assets of Sills. Until the later of (i) 90 days; (ii) the date that the parties agree in writing to abandon the transactions contemplated hereby;
                              or (iii) the consummation of the transactions contemplated hereby:

                              (i) None of the parties hereto will directly or indirectly, through any representative or otherwise, solicit offers from, or in any manner encourage any proposal from any other person relating to the acquisition of Sills shares or assets, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise; and

                              (ii) Such person will immediately notify Formation and Eureka regarding any contact between such person and any person regarding any such offer, proposal or related inquiry unless such person is precluded from doing so by applicable law or regulation or other contractual agreement.

CONFIDENTIALITY               Except  and to the  extent  required  by law,
                              without  the  prior   consent  of  the  other
                              parties  hereto,  none of the parties  hereto
                              will  make  (and   each   will   direct   its
                              representatives  not to  make),  directly  or
                              indirectly,  any public comment, statement or
                              communication  with  respect to, or otherwise
                              disclose  or  permit  the  disclosure  of the
                              existence of discussions regarding a possible
                              transaction   in  which  the   parties   will
                              participate  or any of the terms,  conditions
                              or other aspects of the transactions proposed
                              in this letter. If a party is required by law
                              to make  such a  disclosure,  it  must  first
                              provide  to  the  other  parties  hereto  the
                              content  of  the  proposed  disclosure,   the
                              reasons that such disclosure is required by law and the time and place at which such disclosure will be made.

NON-CIRCUMVENTION             No  party  shall  use any of the  information
                              disclosed in this Term Sheet or otherwise by the parties hereto for any purpose other than to evaluate and carry out the transactions contemplated by this Term Sheet substantially in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of this 14th day of December, 2004.

APPALOOSA MANAGEMENT L.P.,
on behalf of certain funds for
which it acts as investment adviser


By:/s/ Ronald Goldstein
   -------------------------------
   Ronald Goldstein
   Vice President


EUREKA CAPITAL MARKETS, LLC


By:/s/ Stephen A. Greene
   -------------------------------
   Stephen A. Greene
   Managing Director


FORMATION CAPITAL, LLC


By:/s/ Arnold M. Whitman
   -------------------------------
   Arnold M. Whitman
   Chief Executive Officer


FRANKLIN MUTUAL ADVISERS, LLC


By:/s/ Michael Embler
   -------------------------------
   Michael Embler
   Senior Vice President